UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2022

IMMIX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41159	45-4869378
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

11400 West Olympic Blvd., Suite 200

Los Angeles, CA 90064

(Address of principal executive offices, including zip code)

(310) 651-8041

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	IMMX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2022, Nexcella, Inc. (formerly Immix Biopharma Cell Therapy, Inc.) (“Nexcella”), a wholly-owned subsidiary of Immix Biopharma, Inc. (the “Company”) entered into a Research and License Agreement (the “Agreement”) with Hadasit Medical Research Services & Development, Ltd. and BIRAD Research and Development Company Ltd. (collectively, the “Licensors”) pursuant to which the Licensors granted to Nexcella an exclusive, worldwide, royalty-bearing license throughout the world, except Israel, Cyprus and other countries in the Middle East (the “Territory”) to an invention entitled “Anti-BCMA CAR-T cells to target plasma cell” (the “Licensed Technology”) to develop, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export and import products, materials, process or service that contains the Licensed Technology (the “Licensed Product”). Nexcella shall pay the Licensors an upfront fee of $1,500,000 and an annual fee of $50,000. Nexcella has agreed to pay royalties to the Licensors based on net sales in the mid single digits during the Royalty Period which shall be for each Licensed Product, on a country-to-country basis, the period commencing on November 27, 2022 and ending on the later of (a) the expiration of the last to expire valid claim under a licensed patent in such country, (b) the date of expiration of any other Exclusivity Right (as defined in the Agreement) or data protection period granted by a regulatory or other governmental authority with respect to a Licensed Product or (c) 15 years from the date of first commercial sale of a Licensed Product in such country.

In addition, Nexcella shall pay sales milestone payments of up to $20 million for net sales exceeding $700 million and Nexcella has committed to funding NXC-201 clinical trials in Israel over 4 years for an estimated total cost of approximately $13 million, spread evenly on a quarterly basis over that period, which Nexcella believes will generate clinical trial data owned by Nexcella. The term of the Agreement shall commence on November 27, 2022 and unless earlier terminated shall continue in full force and effect until the later of the expiration of the last valid claim under a Licensed Patent or a joint patent or Exclusivity Right covering a Licensed Product or the expiration of a continuous period of 15 years during which there shall not have been a first commercial sale of any Licensed Product in any country in the world. Licensors may terminate this Agreement immediately if Nexcella commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents. In addition, either party may terminate the Agreement if the other party materially breaches the Agreement and fails to cure such breach within 30 days. Additionally, Licensors may terminate the Agreement if Nexcella becomes insolvent or files for bankruptcy.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreements, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

Nexcella’s lead candidate, NXC-201, is targeting relapsed/refractory multiple myeloma as a lead indication. Nexcella estimates the future cost of a planned 100-patient clinical trial of NXC-201 in relapsed/refractory multiple myeloma to be approximately $20 million spread evenly over 12 quarters after commencement of that clinical trial. Further, if Nexcella obtains additional financing, Nexcella plans on expanding its AL Amyloidosis clinical trial.

The Company expects these future expenditures to have a minimal impact on Immix Biopharma’s financial position, as Nexcella, Inc is planned to be an independently financed company.

On December 14, 2022, the Company issued a press release announcing entering into the Agreement. The full text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1#	Research and License Agreement entered into on December 8, 2022 by and between Nexcella, Inc. (formerly Immix Biopharma Cell Therapy, Inc.), Hadasit Medical Research Services & Development, Ltd. and BIRAD Research and Development Company Ltd.
99.1	Press Release dated December 14, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL).

# Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2022	Immix Biopharma, Inc.

/s/ Ilya Rachman
Ilya Rachman
Chief Executive Officer

-3-